Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Hemispherx Biopharma, Inc. of our report dated March 30, 2018, relating to the consolidated financial statements of Hemispherx Biopharma, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Hemispherx Biopharma, Inc. for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus, which is a part of this Registration Statement.

/s/ RSM US LLP

Blue Bell, Pennsylvania

July 20, 2018